Registration No. 333-73746
MTN No. 568		Rule 424(b)(2)
PRICING SUPPLEMENT No. 16 Dated June 4, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $572,000,000
Price to Public: 100%		Proceeds to HFC: 99.97%
Issue Date: June 10, 2002		Stated Maturity: June 10, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on June 6, 2002
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: .35% (35 basis points)

Interest Payment Dates: On the 10th of September, December, March, and June of each year, commencing September 10, 2002 and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three Months
Agent:
Banc of America Securities LLP	$311,000,000	DTC 5235
ABN AMRO Incorporated	$125,000,000	DTC 5231
J.P. Morgan Securities	$ 80,000,000	DTC 0187
Goldman, Sachs & Co.	$ 50,000,000	DTC 0005
Merrill Lynch	$ 2,000,000	DTC 5132
Morgan Stanley Dean Witter	$ 4,000,000	DTC 0050

Agent's Discount or Commission: .03%	CUSIP: 44181KP81